EXHIBIT 1

Contact:
Icahn Capital LP
Susan Gordon
(212) 702-4309

CARL ICAHN ISSUES STATEMENT
REGARDING SANDRIDGE ENERGY

ICAHN PLEASED WITH GLASS LEWIS RECOMMENDATIONS

New York, New York, June 6, 2018 – Today Carl Icahn issued the following statement regarding SandRidge Energy, Inc. (NYSE: SD):

We are very pleased that the leading proxy advisory firm Glass, Lewis & Co., LLC ("Glass Lewis") has weighed in on our proxy contest to replace the board of directors of SandRidge Energy, Inc.:

Glass Lewis recommends that stockholders vote
FOR 3 of our highly-qualified nominees and
WITHHOLD votes from SandRidge Chairman Michael Bennett

Glass Lewis stated: "We believe Icahn successfully argues the post-emergence board has struggled to establish and follow a clear strategic path, curtail costly executive compensation practices, limit the use of regressive corporate governance protocols or communicate effectively with investors, all of which appear to weigh rather heavily on SandRidge's share price. We thus agree there is a clear case for change here."

Glass Lewis also stated: "We believe Icahn has successfully catalogued a litany of issues arising since SandRidge's emergence from bankruptcy, including –

•	problematic compensation,

•	poor strategic vision,

•	regressive corporate governance gamesmanship and

•	a consistently reactive approach to the very vocal and continuing objections of the Company's investor base.

In these respects, we believe there is a cogent and well-framed case for change to the incumbent board here."

Glass Lewis stated further: "[W]e also note Icahn has nominated a number of industry professionals -- notably including Bob Alexander, John Lipinski and Randolph Read – who would be expected to contribute relevant operational experience, financial expertise and additional independent oversight to a board that has regularly faltered in its efforts to move SandRidge forward since its emergence from bankruptcy protection. We expect the skill sets of these Icahn nominees would be beneficial to the Company -- and, by extension, its shareholders -- both in terms of the Company's ongoing strategic review and, if such review fails to generate a sufficiently attractive agreement, in the design, communication and execution of SandRidge's stand-alone operating strategy."

Additionally, Glass Lewis stated: "In creating sufficient space to accommodate the foregoing Icahn nominees on a continuing board of seven, we believe it is appropriate for investors to withhold votes from chairman Michael Bennett. Mr. Bennett has been a member of the SandRidge board throughout the course of the Company's repeated miscues and also served as a member of the post-emergence compensation committee, the determinations of which yielded arguably unnecessary change in control payments and the acceleration of out-sized equity awards, in each case on behalf of a former CEO responsible for a range of value damaging actions both before and after SandRidge filed for bankruptcy protection."

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Glass Lewis recommends that stockholders vote
AGAINST the board's proposal to ratify and extend the massively dilutive poison pill

Glass Lewis stated: "The pill -- which preceded any unsolicited approach by any external bidder, and was thus seemingly constructed specifically around preserving the Bonanza transaction -- actively created uncertainty around the ability of investors of any significant size to even generally discuss possible opposition to the Bonanza acquisition without triggering a significantly dilutive event. In the absence of an aggressive sell-side scenario, we consider such a response fairly regressive and potentially indicative of low confidence in the then-current board's ability to persuade key investors to support the Bonanza agreement. In retrospect, such a concern would have been fairly founded."

Glass Lewis recommends that stockholders vote
AGAINST the board's proposal to approve egregious executive compensation

Glass Lewis stated: "We have serious reservations regarding Mr. Bennett's severance entitlements. Considering the quantum, structure and timing of Mr. Bennett's severance compensation, we believe shareholders should question the compensation committee's pay practices. Moreover, shareholders should be concerned about Mr. Bennett's total compensation in 2017…We believe the largely discretionary long-term incentive plan warrants shareholder consideration. In light of these concerns, we do not believe shareholders should support this proposal."

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VOTE THE GOLD CARD FOR CHANGE!

___________________________________________________________________

The owners of SandRidge must act NOW to take back control of their company. The choice is yours. You can vote for the incumbent directors on management's slate, who we believe have already proved they are acting in the grand tradition of the previous managements and boards of SandRidge – that is, disregarding the interests of stockholders at every turn – or you can VOTE FOR CHANGE by electing our slate of highly-qualified nominees.

The choice is yours. Do you wish to allow the current board to run your investment in SandRidge? We certainly do not. After our experience with these directors and judging how they have disregarded the interests of stockholders, we do not trust them and want absolutely nothing to do with them. The company's representatives have reached out to us on numerous occasions offering us minority representation on the board, but we have advised them in no uncertain terms that the only satisfactory resolution of our differences will be the replacement of the entire board.

We therefore urge you to rip up the company's white card and vote our GOLD card –

•	FOR OUR HIGHLY-QUALIFIED NOMINEES AS DIRECTORS RATHER THAN THE FAILED INCUMBENT BOARD

•	AGAINST THE BOARD'S PROPOSAL TO ENTRENCH THEMSELVES BY RATIFYING AND EXTENDING THE MASSIVELY DILUTIVE POISON PILL

•	AGAINST THE BOARD'S PROPOSAL TO APPROVE THE COMPANY'S EGREGIOUS EXECUTIVE COMPENSATION

*****

If you have any questions, please contact:

Harkins Kovler, LLC
Banks and Brokers Call: +1 (212) 468-5380
All Others Call Toll-Free: +1 (800) 339-9883
Email: sd@harkinskovler.com

Additional Information and Where to Find it;
Participants in the Solicitation

 CARL C. ICAHN AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (TOGETHER, THE "PARTICIPANTS") FILED A DEFINTIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2018 ANNUAL MEETING OF STOCKHOLDERS OF SANDRIDGE ENERGY, INC (THE "ANNUAL MEETING"). SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS IN CONNECTION WITH THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN SANDRIDGE ENERGY, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF SANDRIDGE ENERGY, INC.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS LETTER:

THIS LETTER CONTAINS OUR CURRENT VIEWS ON THE VALUE OF SANDRIDGE SECURITIES AND CERTAIN ACTIONS THAT SANDRIDGE'S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. SANDRIDGE'S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

THIS LETTER ALSO REFERENCES THE SIZE OF OUR RESPECTIVE CURRENT HOLDINGS OF SANDRIDGE SECURITIES RELATIVE TO OTHER HOLDERS OF SUCH SECURITIES. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING SANDRIDGE WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified in SandRidge's public filings. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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